UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                  Precis, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    740184106
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                      |_| Rule 13d-1(b)
                                                               |X| Rule 13d-1(c)
                                                               |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 740184106                                                  Page 1 of 8

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BFS US SPECIAL OPPORTUNITIES TRUST PLC ("BFS")
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          801,813
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            801,813
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     801,813
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 740184106                                                  Page 2 of 8

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RENAISSANCE US GROWTH INVESTMENT TRUST PLC ("R US")
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          800,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            800,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     800,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 740184106                                                  Page 3 of 8

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RENN CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,601,813
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,601,813
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,601,813
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 740184106                                                  Page 4 of 8

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RUSSELL CLEVELAND
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,601,813
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,601,813
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,601,813
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 740184106                                                  Page 5 of 8

Item 1(a)   Name of Issuer:

            Precis, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            2040 N. Highway 360, Grand Prairie, TX  75050

Item 2(a)   Names of Persons Filing:

            BFS US SPECIAL OPPORTUNITIES TRUST PLC
            RENAISSANCE US GROWTH INVESTMENT TRUST PLC
            RENN CAPITAL GROUP, INC.
            RUSSELL CLEVELAND

Item 2(b)   Address of Principal Business Office:

            8080 N. CENTRAL EXPRESSWAY, SUITE 210, LB-59, DALLAS, TX  75206

Item 2(c)   Citizenship:

            See Item 4 of each cover page.

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP No:

            740184106

CUSIP No. 740184106                                                  Page 6 of 8

Item 3      Status of Persons Filing:

            (a)   |_|   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o);

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c);

            (c)   |_|   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c);

            (d)   |_|   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)   |_|   An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);

            (f)   |_|   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);

            (g)   |_|   A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(1)(ii)(G);

            (h)   |_|   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   |_|   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4      Ownership:

            (a) This statement is filed on behalf of BFS US Special Opportunities Trust PLC ("BFS"), Renaissance US Growth Investment Trust PLC ("R US"), RENN Capital Group, Inc. ("RENN") and Russell Cleveland. RENN is the investment adviser to RENN and R US. Mr. Cleveland is the President and Chief Executive Officer of RENN. As of February 14, 2006, BFS was the owner of record and beneficial owner of 801,813 shares of the common stock of Precis, Inc. ("Common Stock") and R US was the owner of record and beneficial owner of 800,000 shares of Common Stock.

                  Each of BFS and R US share voting and dispositive power over their respective shares with RENN. Mr. Cleveland may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RENN.

            (b)   Percent of Class:

                  See Item 11 of each cover page.

            (c)   Number of shares as to which each person has:

                  (i)   sole power to vote or to direct the vote:

                        See Item 5 of each cover page.

CUSIP No. 740184106                                                  Page 7 of 8

                  (ii)  shared power to vote or to direct the vote:

                        See Item 6 of each cover page.

                  (iii) sole power to dispose or to direct the disposition of:

                        See Item 7 of each cover page.

                  (iv)  shared power to dispose or to direct the disposition of:

                        See Item 8 of each cover page.

Item 5      Ownership of 5% or Less of a Class:

            Not applicable.

Item 6      Ownership of More than 5% on Behalf of Another Person:

            Mr. Cleveland is President and Chief Executive Officer of RENN which is investment adviser to BFS and investment manager to R US. Each of the BFS and R US, individually, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Each of BFS and R US, individually, also share such rights and powers with RENN.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            See Exhibit 1

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 740184106                                                  Page 8 of 8

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006            BFS US SPECIAL OPPORTUNITIES TRUST PLC

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

Date:  February 14, 2006            RENAISSANCE US GROWTH INVESTMENT TRUST PLC

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

Date:  February 14, 2006            RENN CAPITAL GROUP, INC.

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

Date:  February 14, 2006
                                    /s/ Russell Cleveland
                                    --------------------------------------------
                                    Russell Cleveland

                                     EXHIBIT

Exhibit 1      Group Members Listing

Exhibit 2      Joint Filing Agreement, dated February 14, 2006.

                                    EXHIBIT 1

                                  GROUP MEMBERS

                          (1) RENN CAPITAL GROUP, INC.

          Investment Adviser to BFS US Special Opportunities Trust PLC Investment Manager to Renaissance US Growth Investment Trust PLC

                   (2) BFS US SPECIAL OPPORTUNITIES TRUST PLC

                               UK Closed End Fund

                 (3) RENAISSANCE US GROWTH INVESTMENT TRUST PLC

                               UK Closed End Fund

                              (4) RUSSELL CLEVELAND

        President and Chief Executive Officer of RENN Capital Group, Inc.

                                    EXHIBIT 2

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Precis, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 14, 2006.

                                    BFS US SPECIAL OPPORTUNITIES TRUST PLC

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

                                    RENAISSANCE US GROWTH INVESTMENT TRUST PLC

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

                                    RENN CAPITAL GROUP, INC.

                                    /s/ Russell Cleveland
                                    Name:  Russell Cleveland
                                    Title: President, RENN Capital Group, Inc.,
                                           Investment Adviser

                                    /s/ Russell Cleveland
                                    --------------------------------------------
                                    Russell Cleveland